Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:

Thomas F. Rose
Vice President and CFO

Wendy Crites Wacker, APR
Corporate Communications

Phone (386) 418-8888

REGENERATION TECHNOLOGIES, INC. ISSUES VOLUNTARY RECALL OF CERTAIN TISSUE

ALACHUA, Fla. (October 14, 2005) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, cardiovascular and other biologic implants, announced today that the company, working with the Food and Drug Administration (FDA), has issued a voluntary recall. The recall consists of allograft implants processed from donor tissue received from Biomedical Tissue Services (BTS), an unaffiliated donor recovery organization, due to questions raised with respect to donor documentation received from that organization. RTI has tissue recovery relationships with more than 300 other organizations that are not affected by this recall.

“In the past weeks, RTI terminated its relationship with BTS and had begun quarantine and market withdrawal processes for the affected tissue. Although RTI tissue preparation processes are validated to further ensure the safety of the tissue, we feel that it is best to act with an abundance of caution,” said Brian K. Hutchison, chairman, president and CEO. “We continue to cooperate with the appropriate authorities on this issue.”

The company is still assessing the impact of the recall and estimates a potential charge to operating income of approximately $3.0 million on third quarter results. The charge consists of write-downs of tissue inventories of $1.7 million and replacement of distributor inventories of approximately $1.3 million.

RTI takes every precaution available to ensure the safety of the patients receiving its processed tissue. Donors and tissue received from any source are subjected to rigorous laboratory testing

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using the latest techniques. Only that tissue meeting stringent acceptance criteria is utilized for processing. Tissue processing further reduces inherent risk by exposing the tissue to one or more validated processes for viral inactivation and sterilization.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than 600,000 allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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